Exhibit 99.1

Double Eagle Petroleum Company
P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823

From the desk of Steve Hollis, President
FOR RELEASE AT 6:00 AM, EST
Date: November 15, 2005
Double Eagle Petroleum Reports 3rd Quarter Results
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported quarterly revenues, earnings and production for the third quarter ended September 30, 2005. Production volumes increased 18% from the comparable prior year quarter. Oil and gas revenues increased 61% to $5,233,000 as net income increased 27% to $975,000. Net income per share increased 22% to $0.11 basic and fully diluted.
For the nine months ended September 30, 2005, production volumes increased 27% from the prior year period. Oil and gas revenues increased 60% to $14,131,000. The increases were due to additional development wells on line in Cow Creek and Mesa Units and higher prices for natural gas and oil. Net income decreased 12% for the nine months ended September 30, 2005 to $2,575,000. Similarly, net income per share decreased 12% to $.30 from $.34 basic and fully diluted.
Double Eagle’s daily production volumes increased 7.3% in the third quarter compared with the second quarter due primarily to increased production from new drilling at the Mesa B Unit in the Pinedale Anticline earlier this year. Operations have been suspended on the deep test on the Pinedale Anticline until May 2006 because of wildlife restrictions. No additional drilling is expected on Double Eagle acreage this year at the Mesa Unit.
The Cow Creek Unit continues to produce over 6 million cubic feet per day with sales of 5.5 million. Drilling on the Mad #1 well, which is projected to drill to 12,250 feet, began in October. Construction of our twelve mile pipeline has begun with completion anticipated in December. We are waiting for a drilling rig to become available on our South Fillmore Prospect.
Partners have been obtained for the drilling of our Christmas Meadows Prospect that is expected to continue drilling operations in the summer of 2006. A contract for a rig has not been secured, however we are still diligently pursuing one.
Double Eagle CEO Stephen H. Hollis commented: “ Finally, in the fourth quarter of the year we are getting to complete some of the projects that I believe could, if successful, make significant contributions to the Company’s financials. We will keep you posted.”

Third Quarter 2005 Earnings Release Conference Call:
November 15 at 2:30 pm, mst: Dial in Number: US/Canada (877) 844-7358, Conference ID: 2446482

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	%Change	2005	2004	%Change	2005	2004

Revenues
Oil and gas sales	61%	5,233	3,259	60%	14,131	8,828
Sale of lease		—	46		—	46
Other Income		14	14		38	52

		5,247	3,319		14,169	8,926

Expenses

Lease operating expenses		930	589		2,691	1,275
Production taxes		683	393		1,645	1,011
Exploration expense		304	41		390	140

Gross Margin	45%	3,330	2,296	45%	9,443	6,500

General and administrative		740	388		2,105	1,089
Interest (income)/ expense		12	(6)		(1)	(12)
Write-offs, abandonments, cost of leases sold		3	101		44	131
Depletion, depreciation, amortization, impairments		1,098	872		3,393	2,201
Other		—	—		—	—

Pre-tax income	57%	1,477	941	26%	3,902	3,091

Provision for income taxes		502	175		1,327	175

Net Income	27%	975	766	-12%	2,575	2,916

Net Income per share
Basic & Diluted		0.11	0.09		0.30	0.34

Weighted average shares outstanding
Basic		8,576	8,483		8,558	8,464
Diluted		8,764	8,600		8,633	8,597

SUMMARY BALANCE SHEET
(in thousands, except price data)

	% Change	September 30, 2005	September 30, 2004

Total assets	41%	$37,542	$26,692
Total long-term debt	N/A	0	0
Stockholders’ equity	20%	28,191	23,535
Summary Operational Data

	Three Months Ended			Nine Months Ended
	September 30			September 30
	%Change	2005	2004	%Change	2005	2004

Total production
(Mcfe per day)	18%	8,643	7,342	27%	8,556	6,729

Average price per Mcfe	36%	6.58	4.83	26%	6.05	4.79
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development focus on Southwestern Wyoming, the Powder River Basin and the Wind River Basin in Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
Company Contact:
Steve Hollis, President
(307) 237-9330